Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 7, 2008, accompanying the consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Third Wave Technologies, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.
/s/ GRANT THORNTON LLP
Madison, Wisconsin
April 18, 2008